As filed with the Securities and Exchange Commission
                               On October 3, 2003
                                Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                FONAR CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   Delaware                           3845                         11-2464137
----------------                ----------------                ----------------
(State or other                 Primary Standard                (I.R.S. Employer
jurisdiction of                 Industrial                      Identification
incorporation or                Classification                  No.)
organization)                   Code Number

                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number
                  of registrant's principal executive offices)

                            Raymond V. Damadian, M.D.
                                FONAR CORPORATION
                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service) Please send copies of all communications to:

                              Henry T. Meyer, Esq.
                                FONAR Corporation
                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
                            ------------------------

     Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of this Registration Statement

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
Title of                             maximum         maximum
each class of        Amount          offering        aggregate      Amount of
securities to        to be           price           offering       registration
be registered        registered      per unit        price          fee
--------------------------------------------------------------------------------
Common Stock(1)
Par value
$0.0001
per share            5,000,000        $1.54          $7,700,000     $622.93
--------------------------------------------------------------------------------
1) Pursuant to Rule 457, subsection (c):  Specified date: September 30, 2003

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8 (a), may determine.

PROSPECTUS
----------
                                5,000,000 Shares

                                FONAR CORPORATION

                                  Common Stock

     This prospectus will allow us to offer and sell to the public up to 5,000,000 shares of our common stock from time to time in one or more issuances.

     We may sell the shares in open market transactions from time to time at market prices through dealers, brokers, or agents, to underwriters or dealers, or directly to investors. See "PLAN OF DISTRIBUTION" at page 12 of this prospectus for a more detailed discussion of the manner in which the shares may be sold.

     Our common stock is traded on the Nasdaq Small Cap Market under the symbol "FONR." On September 30, 2003, the last reported sales price for our common stock was $1.54 per share.

     This prospectus provides you with a general description of the shares that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

     Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described in this prospectus before making a decision to purchase our stock. See "RISK FACTORS" at page 7 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is October __, 2003.

     You may rely only on the information contained in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. TABLE OF CONTENTS

ABOUT  THIS PROSPECTUS.........................................................4
ABOUT FONAR....................................................................4
RISK FACTORS...................................................................7
FORWARD LOOKING STATEMENTS....................................................12
USE OF PROCEEDS...............................................................12
PLAN OF DISTRIBUTION .........................................................12
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15
INDEMNIFICATION ..............................................................16
WHERE YOU CAN FIND MORE INFORMATION...........................................16
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...... ......................16

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process we may issue and sell from time to time in one or more offerings up to 5,000,000 shares of our common stock in the aggregate.

     Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the common stock offered under this prospectus. The registration statement can be read at the Securities and Exchange Commission's web site or at the Securities and Exchange Commission offices mentioned below under the heading "Where You Can Find More Information."

                             ABOUT FONAR CORPORATION

     At Fonar we design, manufacture and market magnetic resonance imaging (MRI) scanners. MRI scanners use magnetic fields to generate images of organs, bones and tissue inside the human body. The MRI scanner uses a magnetic field which causes the hydrogen atoms in tissue to align. When the magnetic force is withdrawn, the atoms fall out of alignment emitting radio signals as they do. The speed at which the atoms fall out of alignment, or "relaxation time" and radio signals vary depending on the type of tissue and whether any pathology is present. The radio signals provide the data from which the scanner's computers generate an image of the body part being scanned.

     Fonar offers the following MRI scanners: the Stand-Up(TM) MRI, QUAD(TM), Fonar-360(TM) and Echo(TM). The QUAD-S(TM) MRI, a work-in-progress, also has received FDA clearance to market.

     The Stand-Up(TM) MRI allows patients to be scanned while standing, bending, sitting or lying down. This means that an abnormality or injury, such as a slipped disc, will be able to be scanned under full weight-bearing conditions, or, more often than not, in the position in which the patient experiences pain. An elevator built into the floor brings the patient to the desired height in the scanner. An adjustable bed allows the patients to stand, sit or lie on their backs, sides or stomachs, at an intermediate angle or in any of the conventional recumbent positions. In the future, the Stand-Up(TM) may also be useful for MRI directed surgical procedures.

     The Fonar 360 is an enlarged room sized magnet in which the floor, ceiling and walls of the room are part of the magnet frame. Consequently, this scanner allows 360 degree access to the patient. The Fonar 360 is presently marketed as a diagnostic scanner and is sometimes referred to as the Open Sky MRI.

     In the future, we may also further develop the Fonar 360 to function as an operating room. We sometimes refer to this contemplated version of the Fonar 360 as the OR-360.

     The QUAD scanner is supported by four posts and is open on four sides, thereby allowing access to the scanning area from four sides.

     The QUAD-S is a superconductive version of our open magnet.

     Fonar also offers a low cost, low field open MRI scanner, the Echo.

     In addition to manufacturing MRI scanning systems, we formed a subsidiary in 1997, Health Management Corporation of America, which we sometimes call HMCA. HMCA is engaged in the business of managing MRI imaging facilities and physical rehabilitation and therapy practices. HMCA provides and supervises the non-medical personnel for the clients at their sites. At HMCA we also provide our clients centralized billing, collection, marketing, advertising, accounting and financial services. We also provide office equipment and furnishings, consumable supplies and in some cases the office space used by our clients. All of HMCA's client professional corporations are owned by Fonar's founder, President and Chairman of the Board, Dr. Raymond V. Damadian.

     HMCA currently manages 11 MRI facilities and six physical therapy and rehabilitation practices. In April 2003, HMCA sold its subsidiary, A&A Services, Inc. which managed primary care medical practices. For the 2003 fiscal year, the revenues HMCA recognized from the MRI facilities were $13,497,837 and the revenues recognized from the physical therapy and rehabilitation practices were $9,435,000. The revenues recognized from the management of the primary care medical practices were $1,179,095 through April 9, 2003, when we sold this part of our business. These revenues and the results of the operation of this part of our business are part of discontinued operations and are not included in our discussion of the results of our consolidated or HMCA's operations for current or prior periods. Since this sale of A&A Services, Inc., none of HMCA's clients are parties to capitated or other risk sharing plans with HMO's, managed care companies or other insurers.

     Approximately 56.6% of our consolidated revenues for the fiscal year ended June 30, 2003 and 37.4% for the fiscal year ended June 30, 2002 were from our medical equipment segment. Approximately 43.4% of our consolidated revenues for the fiscal year ended June 30, 2002 and 62.6% for the fiscal year ended June 30, 2002 were from HMCA's management services.

     This change is principally due to the increased sales revenues from our Stand-Up(TM) MRI scanners, which increased from $11.1 million in fiscal 2002 to $24.3 million in fiscal 2003. Overall, revenues attributable to our medical equipment segment increased by 85.2% to $30.0 million in fiscal 2003 from $16.2 million in fiscal 2002, which includes an increase in product sales of 115% to
24.9 million in fiscal 2003 from $11.6 million in fiscal 2002. Revenues attributable to HMCA's continuing operations declined, however, by 15.1% to $22.9 million in fiscal 2003 from $27.0 million in fiscal 2002. The decrease in revenues reflected a decline in MRI scan volume prior to upgrading older scanners and the closing of certain MRI facilities and other facilities we managed. Presently, HMCA manages three MRI facilities equipped with Stand-Up(TM) MRI scanners and has leased space in Boca Raton, Florida for a new Stand-Up(TM) MRI facility to replace the existing MRI facility in Deerfield Beach, Florida.

     Approximately 58% of our consolidated revenues and 99% of HMCA's revenues for the fiscal year ended June 30, 2003 and 78% of our consolidated revenues and 99% of HMCA's revenues for the fiscal year ended June 30, 2002 were derived from professional corporations and other entities controlled by Dr. Raymond V. Damadian or members of his family. The consolidated revenues include revenues from sales and service by Fonar to such entities: $7.7 million for fiscal 2003 and $6.5 million for fiscal 2002. Confirming our expectation of increased demand for our MRI scanners, product sales revenues in the medical equipment segment to unrelated parties increased by 228% in fiscal 2003 to $17.7 million from $5.4 million in fiscal 2002. This is the principal reason for the reduction of the percentage of our revenues derived from sales to related parties.

     Our address is 110 Marcus Drive, Melville, New York 11747, our telephone number there is (631) 694-2929 and our Internet address is http://www.fonar.com.

     HMCA's address is at 6 Corporate Center Drive, Melville, New York 11747, its telephone number there is (631) 694-2816 and its internet address is www.hmca.com.


                                  RISK FACTORS

An investment in our stock is high risk. You should carefully consider the risk factors in this prospectus before deciding whether to purchase the shares offered. See "RISK FACTORS."

                                  RISK FACTORS

     An investment in Fonar is highly speculative and subject to a high degree of risk. Therefore, you should carefully consider the risks discussed below and other information contained in this prospectus before deciding to invest in shares of our common stock.

1.   We have and continue to experience significant losses.

     For the fiscal years ended June 30, 2003 and June 30, 2002, we experienced net losses of $15.0 million and $22.9 million respectively and net operating losses from continuing operations of $15.1 million and $14.4 million, respectively. Total net losses from continuing operations for fiscal 2003 and fiscal 2002 were $15.2 million and $17.0 million respectively. In fiscal 2003, we recognized a total net gain of $194,000 from discontinued operations as compared to a loss of $5.9 million in fiscal 2002. The gain in fiscal 2003 was attributable to a gain of $510,000 realized from the sale of the discontinued operations. We have been able to fund our losses to date from the $7,125,000 in funding received from The Tail Wind Fund Ltd. between May, 2001 and August, 2002 and the $128.7 million judgment, net $77.2 million after attorney's fees, received from General Electric Company in 1997 for patent infringement and the settlement proceeds from other patent litigation settlements with other competitors. The terms of these settlement agreements are required to be kept confidential. More recently, we have improved our liquidity and cash position not only through revenues generated by the sale of Stand-Up(TM) MRI scanners but by the issuance of 5,433,077 shares of our common stock in connection with the payment of vendors and suppliers of goods and services. The greater number of these shares were used in lieu of cash to pay the costs of manufacturing our MRI scanners. As of June 30, 2003, our balance sheet reflected approximately $9.3 million in cash and cash equivalents and $5.8 million in marketable securities out of total current assets of $35.3 million as compared to approximately $7.5 million in cash or cash equivalents and $5.6 million in marketable securities out of total current assets of $45.1 million as of June 30, 2002. We believe that we will be able to reverse our operating losses by continuing the marketing of our new MRI scanners, particularly our Stand-Up(TM) MRI scanners. HMCA operating losses from continuing operations have increased, however to $3.8 million in fiscal 2003 from $1.1 million in fiscal 2002. Contributing to the operating loss of HMCA, was an impairment loss of $795,235 on a management agreement with an unprofitable physical rehabilitation and therapy facility which ceased operations in the beginning of the second quarter of fiscal 2003. Since that time all HMCA managed facilities have been owned by Dr. Damadian. Although we are optimistic that we can restore HMCA to profitability principally by upgrading scanners at MRI facilities we manage to Stand-Up(TM) MRI scanners, only three of our 11 managed MRI facilities have the Stand-Up(TM) MRI. There can be no assurance, however, that we can reverse our operating losses.

2.   Fonar is dependant on the success of its new products to become profitable.

     Our ability to generate future operating profits will depend on our ability to market and sell our of MRI products. The Stand-Up(TM) MRI, Fonar 360 and Echo scanners have all been introduced into the market. Although we are optimistic that these scanners' features will make them competitive, and we perceive that the Stand-Up(TM) MRI is successfully penetrating the market, there can be no assurance as to the degree or timing of market acceptance of these products. We have received orders, however, for 20 Stand-Up(TM) MRI scanners in fiscal 2002 and orders for 22 Stand-Up(TM) MRI Scanners in fiscal 2003. Revenues from the sales of QUAD scanners, introduced in 1995, had not been sufficient to generate operating profits. The product we now are currently promoting most vigorously is the Stand-Up(TM) MRI. We believe the Stand-Up(TM) MRI is the most promising because it enables scans to be performed on patients in weight bearing positions, such as sitting, standing or lying at an intermediate angle or in any of the conventional recumbent positions. The following chart shows the revenues attributable to each model during fiscal year 2003 and fiscal year 2002. Please note that we recognize the revenue on scanner sales on a percentage of completion basis. This means we book revenue not as cash is received or sales are made, but as the scanner is built. Consequently, the revenues for a fiscal period do not necessarily relate to the orders placed in that period.

                               Revenues Recognized
                               -------------------

                Model              Fiscal Year         Fiscal Year
                                      2003                 2002

                Stand-Up            $24,298,460       $ 11,089,675
                Fonar 360                     0                  0
                QUAD                $         0                  0
                Echo                $         0                  0
                Beta (used)         $   100,000       $    361,000

3. We must compete in a highly competitive market against competitors with greater financial resources than we have.

     The medical equipment industry is highly competitive and characterized by rapidly changing technology and extensive research and development. The market demand for a continuing supply of new and improved products requires that we be engaged continuously in research and development. New products also require continuous retooling or at least modifications to our manufacturing facilities, and our sales and marketing force must continuously adjust to new products and product features. This is highly expensive and companies with substantially greater financial resources than we have engage in the marketing of magnetic resonance imaging scanners which compete with the Company's scanners. Competitors include large, multinational companies or their affiliates such as General Electric Company, Siemens A.G., Philips N.V., Toshiba Corporation and Hitachi Corporation. There can be no assurance that Fonar's products will be able to successfully compete with products of its competitors.

4. The success of some of the businesses purchased by HMCA depends on the continued employment of the former owners of those businesses.

     The businesses acquired by HMCA are essentially service organizations whose continued success depends on retaining and developing existing business relationships. Although these acquisitions have been essentially integrated with the business of HMCA, or in the case of the management of primary care medical practices, discontinued, some of these relationships still depend on the personal efforts of key persons in the acquired company. HMCA has retained certain of these key people through employment agreements which include both noncompetition covenants and financial incentives. Nevertheless, there can be no assurance that these key people will remain as employees or produce results sufficient to make the acquired companies profitable.

5. HMCA'S profitability depends on its ability to successfully perform billing and collection services for its clients.

     HMCA performs billing and collection services for the medical practices and MRI facilities it manages. The viability of HMCA's clients and their ability to remit management fees to HMCA depends on HMCA's ability to collect the clients' receivables. Collectibility of these receivables can be adversely affected by the longer payment cycles and rigorous informational requirements of some insurance companies or other third party payors. Proper authorizations, referrals and confirmation of coverage for patients, as well as issues of medical necessity, need to be addressed prior to the rendering of service to assure prompt payment of claims. HMCA believes it is properly addressing billing and collection requirements and issues for its clients and that its collection rates are good. Nevertheless, the regulations and requirements applicable to medical billing and collections could change in the future and result in reduced or delayed collections. Approximately 99% of the receivables billed and collected by HMCA in fiscal 2003 were from professional corporations owned by Raymond V. Damadian.

6. The profitability of HMCA could be adversely affected if medical insurance reimbursement rates change.

     HMCA receives substantially all of its revenue from physician practices and providers of MRI services. Consequently, HMCA would be indirectly affected by changes in medical insurance reimbursement policies, HMO policies, referral patterns, no-fault and workers compensation reimbursement levels and other factors affecting the profitability of a medical practice or MRI facility. The types of medical providers served by HMCA are MRI facilities and physical therapy and rehabilitation practices. There are 11 MRI facilities served by HMCA located in New York, Florida and Georgia. The physical therapy and rehabilitation practices consist of six offices located in New York. Approximately 57.7% of HMCA's clients' revenues in fiscal 2003 and approximately 43.2% of HMCA's clients' revenues in fiscal 2002 were generated from no-fault and personal injury protection claims. Approximately 11.1% of HMCA's clients' revenues were from workers' compensation claims in fiscal 2003 as compared to 8.7% in fiscal 2002. In addition, in fiscal 2003, approximately 11.8% of the revenues of HMCA's clients were attributable to Medicare and 0.5% were attributable to Medicaid. In fiscal 2002, approximately 8.8% of the revenues of HMCA's clients were attributable to Medicare and 0.17% were attributable to Medicaid. Although we do not know of any pending adverse development affecting these types of programs, future changes in the reimbursement levels for MRI, workers compensation, no fault reimbursement or Medicare, or changes in utilization policies for MRI or physical rehabilitation therapy could adversely affect the ability of HMCA's clients to pay HMCA's fees. In addition, HMCA depends on the ability of its clients to attract and retain physicians and other professional staff.

7. The amortization of the management agreements on our balance sheet will reduce future profits.

     HMCA acquired businesses 1997 and 1998 which were essentially service businesses for purchase prices based on earnings multiples rather than net tangible assets. As the fair value of the tangible assets was small relative to the purchase price, the consolidated balance sheet of Fonar and its subsidiaries has reflected an allocation of the purchase price in excess of the fair value of the tangible assets exclusively to management agreements, an intangible asset. For fiscal 2003 and fiscal 2002, amortization of management agreements, which is over a period of twenty (20) years, reduced net profits by approximately $696,000 annually. This is a non-cash expense.

8. Professional liability claims against HMCA or its clients may exceed insurance coverage levels.

     Although HMCA does not provide medical services, it is possible that a patient suing one of HMCA's client medical practices or MRI facilities would also sue HMCA. With the exception of one MRI facility, neither HMCA nor its clients carry professional liability insurance. Physicians working for HMCA's clients or for HMCA's subsidiaries, however, are required to maintain professional liability insurance in the minimum amount of $1,000,000/$3,000,000. Such insurance would not cover HMCA or a client professional corporation, however, in the event a claim were made which was not covered by the physician's insurance. Claims in excess of insurance coverage might also have to be satisfied by HMCA or its clients if they were named as defendants.

9. We do not carry product liability insurance and would have to pay any claims from our revenues and capital resources.

     Fonar does not carry product liability insurance but is self-insured. Consequently, Fonar would have to pay from its own resources any valid products liability claim. To date, Fonar has not had to pay any such claims.

10.  We are dependent upon the services of Dr. Damadian.

     Our success is greatly dependent upon the continued participation of Dr. Raymond V. Damadian, Fonar's founder, Chairman of the Board and President. Dr. Damadian has acted as our CEO since 1978 and will continue to do so for the foreseeable future. In addition to providing general supervision and direction, he provides active direction, supervision and management of our sales, marketing and research and development efforts. In connection with the physician and diagnostic management services business conducted by HMCA, Dr. Damadian now owns all of the professional corporations which are HMCA clients. With the exception of one professional corporation which provided management fees to HMCA of approximately $25,000 in the aggregate in fiscal 2003, all of HMCA's revenues in fiscal 2003 were provided by professional corporations which are owned by Dr. Damadian. Loss of the services of Dr. Damadian would have a material adverse effect on our business. We do not have an employment or noncompetition agreement with Dr. Damadian. We do not currently carry "key man" life insurance on Dr. Damadian.

11. Dr. Raymond V. Damadian has voting control of Fonar; the management cannot be changed or the company sold without his agreement.

     Dr. Raymond V. Damadian, the President, Chairman of the Board and principal stockholder of Fonar is and will continue to be in control of Fonar and in a position to elect all of the directors of Fonar. As of September 3, 2003, there were outstanding 85,890,712 shares of common stock, having one vote per share, 4,153 shares of Class B common stock, having ten votes per share and 9,562,824 shares of Class C common stock, having 25 votes per share. Of these totals Dr. Damadian owns 2,488,274 shares of common stock and 9,561,174 shares of Class C common stock, giving him approximately 74% of the voting power of Fonar's voting stock. This means that the holders of the common stock will not be able to control decisions concerning any merger or sale of Fonar, the election of directors or the determination of business and management policy.

12. The provisions of our warrants provide for reductions in the exercise price if we issue common stock at prices below market or below the warrant exercise prices.

     In connection with the issuance of 4% convertible debentures issued to The Tail Wind Fund Ltd, we issued warrants. Presently, there are outstanding:

     purchase warrants to purchase an aggregate of 959,501 shares of our common stock at an exercise price of $1.801 per share, subject to adjustment; and

     callable warrants to purchase an aggregate of 1,800,000 shares of our common stock at a fluctuating exercise price which will vary depending on the market price for our common stock.

     Of the purchase warrants, 659,501 were issued to The Tail Wind Fund, Ltd. and 300,000 were issued to designees of the placement agent, Roan/Meyers Associates, L.P. None of the purchase warrants have been exercised and all of the purchase warrants are still outstanding. The exercise period for the purchase warrants extends to May 24, 2006.

     The callable warrants originally covered 2,000,000 shares of common stock and have a variable exercise price. Subject to a maximum price of $6.00 per share and a minimum price of $2.00 per share, which is subject to adjustment pursuant to the terms of the warrants, the exercise price is to be calculated to be equal to the average closing bid price of Fonar's common stock for the full calendar month preceding the date of exercise. The callable warrants will be exercisable until August 30, 2005. Of these warrants, The Tail Wind Fund, Ltd. exercised its right to buy 200,000 shares of our common stock, at a price of $1.42 per share. The lower price was the result of our issuing shares at prices lower than the minimum exercise price of the warrants. These callable warrants were issued to replace the original callable warrants, which were exercised in full.

     We do have the option, however, of redeeming up to 200,000 callable warrants per month at a price of $0.01 per underlying warrant share, if the average closing bid price of Fonar's common stock is greater than 115% of the warrant price in effect for five consecutive trading days in any calendar month. We also have the option of reducing the exercise price under the callable warrants to any lower exercise price that was previously in effect.

     Both the purchase warrants and callable warrants provide for proportionate adjustments in the event of stock splits, stock dividends and reverse stock splits. In addition, the exercise prices will be reduced, with certain specified exceptions, if we issue shares at lower prices than the warrant exercise prices or the then current market price for our common stock.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     - continued losses and cash flow deficits;

     - the continued availability of financing in the amounts, at the times and on the terms required to support our future business;

     - uncertain market acceptance of our products; and

     - reliance on key personnel.

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                                USE OF PROCEEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering. We intend to use the net proceeds of this offering, if any, for general corporate purposes, including working capital to fund operating expenses, accounts payable and capital expenditures. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds, if any, from this offering in short-term, interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

We may sell the shares being offered by us in this prospectus:

     through dealers, brokers or agents;

     through underwriters;

     directly to purchasers; or

     through a combination of any of these methods of sale.

     We and our agents and underwriters may sell the shares being offered by us in this prospectus from time to time in one or more transactions:

     at market prices prevailing at the time of sale;

     at prices related to such prevailing market prices;

     at a fixed price or prices, which may be changed; or

     at negotiated prices.

     In addition to any underwriters we may use, any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. In any such case, any such underwriters may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. These provisions of the securities laws provide, in general terms, for liability for fraud, untrue statements contained in a prospectus or otherwise made in connection with the sale of securities, and the failure to disclose significant information which is necessary to prevent information disclosed from being misleading.

     We may solicit directly offers to purchase shares. We may also designate agents from time to time to solicit offers to purchase shares. Any agent that we designate, may then resell such shares to the public at varying prices to be determined by such agent at the time of resale.

     We may engage in at the market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates.

     If we use underwriters to sell shares, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make sales of the shares to the public. Details of our arrangement with the underwriter, including commissions, underwriting discounts or fees paid by us and whether the underwriter is acting as principal or agent, would be described in the prospectus supplement. Underwriters may also receive commissions from purchasers of the shares.

     Underwriters may use dealers to sell shares. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriters to whom we sell shares for public offering and sale may make a market in the shares that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Underwriters and agents also may engage in transactions with, or perform services for, us in the ordinary course of business.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     - the identity of any underwriters, dealers or agents who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

     In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by us in compliance with all other applicable state securities laws and regulations.

     MANNER OF SALES. The shares may be sold according to one or more of the following methods.

o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     Purchases by a broker or dealer as principal and resale by the broker or dealer for its account.

     Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     Pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares.

     An exchange distribution under the rules of the exchange.

     In private transactions without a broker-dealer.

     By writing options.

     Any combination of the foregoing, or any other available means allowable under law.

     EXPENSES  ASSOCIATED  WITH  REGISTRATION.  We  will  pay  the  expenses  of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, we will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     INDEMNIFICATION AND CONTRIBUTION. Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities.

     SUSPENSION OF THIS OFFERING. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed.

     Computershare  Trust Company,  Inc.,  formerly called  American  Securities
Transfer & Trust, Inc., located at 350 Indiana Street, Suite 800, Golden, Colorado, 80401 is the transfer agent and registrar for our common stock.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares being offered by the prospectus will be passed upon by Henry T. Meyer, Esq., 110 Marcus Drive, Melville, New York 11747. Mr. Meyer is Fonar's General Counsel.

                                     Experts

     The consolidated financial statements contained in Fonar's latest annual report on Form 10-K, incorporated by reference into this prospectus, have been audited by Marcum & Kliegman LLP to the extent set forth in their report. Such consolidated financial statements were included therein in reliance upon their reports, given on their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     The Delaware General Corporation Law and Fonar's by-laws provide for the indemnification of an officer or director under certain circumstances against reasonable expenses incurred in connection with the defense of any action brought against him by reason of his being a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons under Fonar's by-laws or the Delaware General Corporation Law, Fonar has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. Our Commission File No. is 0-10248.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the Securities and Exchange Commission will automatically update and supersede this prospectus.

     We are incorporating by reference the documents listed below which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended June 30, 2003, which was filed on September 30, 2003;

     We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus but before the end of the offering:

     - Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

     - Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

     - Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

                           Fonar Corporation
                           110 Marcus Drive
                           Melville, New York  11747
                           Attention: Investor Relations

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.

                                AMOUNT TO BE PAID

SEC Registration Fee                                              $      622.93
Printing                                                               1,000.00
Legal Fees and Expenses                                                1,000.00
Accounting Fees and Expenses                                           5,000.00
Blue Sky Fees and Expenses                                             5,000.00
Transfer Agent and Registrar Fees                                      5,000.00
Miscellaneous                                                          1,000.00
                                                                       --------
  Total.............................................................$ 18,622.93
                                                                    ===========
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to us and our stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Our By-laws provide further that the corporation shall have the power to indemnify its other officers, employees and her agents as set forth in the Delaware Law. Such indemnification rights permit reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Item 16. Exhibits and Financial Statement Schedules

     Exhibits

     3.1  *  Certificate   of   Incorporation,   as  amended,   of  the  Company
          incorporated herein by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365

     3.2 * Article Fourth of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

     3.3 * Section A of Article FOURTH of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 4.3 to the Registrant's registration statement on Form S-3, Commission File No. 333-63782.

     3.4 Section A of Article FOURTH the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, Commission File No. 0-10248.

     4.1 * Specimen Common Stock Certificate incorporated herein by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

     4.2 * Specimen Class B Common Stock Certificate incorporated herein by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

     4.3 * Form of 4% Convertible Debentures due June 30, 2002 incorporated herein by reference to Exhibit 4.1 of the Registrant's current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

     4.4  * Form of  Purchase  Warrants  incorporated  herein  by  reference  to
          Exhibit 4.2 of the Registrant's current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

     4.5  * Form of  Callable  Warrants  incorporated  herein  by  reference  to
          Exhibit 4.3 of the Registrant's current reports on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

     4.6  *Form  of  Replacement   Callable  Warrants   incorporated  herein  by
          reference to Exhibit 4.7 of the Registrant's registration statement on Form S-3, Commission File No. 333-10677.

     5.   Opinion of Counsel re: Legality. See Exhibits.

     10.1 * License Agreement between Fonar and Raymond V. Damadian incorporated herein by reference to Exhibit 10 (e) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248

     10.2 * 1993 Incentive Stock Option Plan incorporated herein by reference to
          Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

     10.3 *  1997  Non-Statutory   Stock  Option  Plan  incorporated  herein  by
          reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 333-27411.

     10.4 * 1997 Stock Bonus Plan  incorporated  herein by  reference to Exhibit
          28.2  to  the  Registrant's   registration   statement  on  Form  S-8,
          Commission File No. 333-27411

     10.5 * 2000 Stock Bonus Plan  incorporated  herein by  reference to Exhibit
          99.1  to  the  Registrant's   registration   statement  on  Form  S-8,
          Commission File No. 333- 66760.

     10.6 * 2002 Stock Bonus Plan  incorporated  herein by  reference to Exhibit
          99.1  to  the  Registrant's   registration   statement  on  Form  S-8,
          Commission File No. 333-89578.

     10.7 * 2002 Incentive Stock Option Plan incorporated herein by reference to
          Exhibit 99.1 to the Registrant's registration statement on Form S-8, Commission File No. 333-96557.

     10.8 * 2003 Stock Bonus Plan  incorporated  herein by  reference to Exhibit
          99.1  to  the  Registrant's   registration   statement  on  Form  S-8,
          Commission File No. 333-89578.

     10.9 * 2003 Supplemental Stock Bonus Plan incorporated herein by reference to Exhibit 99.1 to the Registrant's registration statement on Form S-8, Commission File No. 333-106626.

     10.10* Stock  Purchase  Agreement,  dated July 31, 1997 by and between U.S.
          Health Management Corporation , Raymond V. Damadian, M.D. MR Scanning Centers Management Company and Raymond V. Damadian, incorporated herein by reference to Exhibit 2.1 to the Registrant's Form 8-K, July 31, 1997, Commission File No: 0-10248.

     10.11*Merger  Agreement and Supplemental  Agreement dated June 17, 1997 and
          Letter of Amendment dated June 27, 1997 by and among U.S. Health Management Corporation and Affordable Diagnostics Inc. et al., incorporated herein by reference to Exhibit 2.1 to the Registrant's 8-K, June 30, 1997, Commission File No: 0-10248.

     10.12*Stock  Purchase  Agreement  dated March 20, 1998 by and among  Health
          Management Corporation of America, Fonar Corporation, Giovanni Marciano, Glenn Muraca et al., incorporated herein by reference to
          Exhibit 2.1 to the Registrant's  8-K, March 20, 1998,  Commission File
          No: 0-10248.

     10.13* Stock Purchase  Agreement  dated August 20, 1998 by and among Health
          Management Corporation of America, Fonar Corporation, Stuart Blumberg and Steven Jonas, incorporated herein by reference to Exhibit 2 to the Registrant's 8-K, September 3, 1998, Commission File No. 0-10248.

     10.14*Purchase  Agreement  dated May 24, 2001 by and between  Fonar and The
          Tail Wind Fund Ltd. incorporated herein by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

     10.15* Registration Rights Agreement dated May 24, 2001 by and among Fonar,
          The Tail Wind Fund Ltd. and Roan Meyers, Inc. incorporated herein by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

     23.1 Consent of Marcum & Kliegman LLP, Independent Certified Public Accountants. (See Exhibits).

     23.2 (Consent of Counsel is included in Exhibit 5).


         *        Exhibits incorporated by reference.

     Financial Statement Schedules

     None

     Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 3, 2003.

Dated:  October 3, 2003
                                FONAR CORPORATION

                                By:  /s/ Raymond V. Damadian
                                     Raymond V. Damadian,

                                     President,  Acting Chief Financial  Officer
                                     and  Acting  Principal  Accounting  Officer
                                     Signing  in  his  capacities  as  Principal
                                     Executive   Officer,   Principal  Financial
                                     Officer and Principal Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                    Title                                    Date
/s/ Raymond V. Damadian      Chairman of the Board of Directors,
------------------------
Raymond V. Damadian          President and a Director            October 3, 2003
                             (Principal Executive Officer,
                             Principal Financial Officer
                             and Principal Accounting
                             Officer)

                             Director                            October _, 2003
------------------------
Claudette J.V. Chan

/s/ Robert J. Janoff         Director                            October 3, 2003
--------------------
Robert J. Janoff

/s/ Charles N. O'Data        Director                            October 3, 2003
----------------------
Charles N. O'Data

                             Director                            October _, 2003
Robert Djerejian